Exhibit 10.48

2019 PSU GRANT AGREEMENT

Participant Name:	###PARTICIPANT_NAME###
Grant Date:	###GRANT_DATE###
Performance Period:	January 1, 2019 to December 31, 2021
Number of PSUs	###TOTAL_AWARDS###
Currency of PSUs:	[USD] / [CAD]
Applicable Exchange:	[NYSE] / [TSX]
Vesting Date:	See Schedule "A"

This Grant Agreement including Schedules "A" and "B" hereto (collectively, this "Agreement") is between you, the eligible employee of Encana Corporation (the "Corporation") or its Affiliate ("Participant"), and the Corporation.

WHEREAS the Corporation has established the Omnibus Incentive Plan of Encana Corporation (the "Plan") and all capitalized terms used and not otherwise defined in this Agreement shall have the meanings given to such terms in the Plan;

AND WHEREAS Participant is an employee of the Corporation or its Affiliate and the Committee has authorized the granting to Participant of certain performance share units (the "PSUs") in such number and in respect of such Performance Period as set out above pursuant to, and in accordance with, the provisions of the Plan and this Agreement;

NOW THEREFORE, THIS AGREEMENT WITNESSETH that in consideration of other good and valuable consideration including, among other things, the employment services rendered by Participant to the Corporation or its Affiliate, the receipt and sufficiency of which is hereby acknowledged by the parties, it is agreed by and between the parties hereto as follows:

1.	Certain Defined Terms. For the purposes of this Agreement, the following capitalized terms will have the meanings given below:
(a)

"Achieved Performance Criteria" means, subject to the provisions of Schedule "A", the Performance Criteria which have been satisfied, as, when and to the extent determined by the Committee in respect of the Performance Period;

(b)

"Cause" means (A) on or after a Change in Control, "CIC Cause" as defined in the Plan, or (B) prior to a Change in Control, (1) "cause" as defined in any Individual Agreement to which the Participant is a party as of the Date Employment Ceases, or (2) if there is no such Individual Agreement or it does not define cause, cause as determined by the Corporation or its Affiliate, as applicable, in its sole discretion, which shall include, among other factors, provisions (i) and (ii) of a "CIC Cause" as defined in the Plan;

(c)

"Early Retirement" means Participant's Termination of Service on or after Participant's attainment of the age of 55 years and prior to Participant's attainment of the age of 60 years that is (i) initiated by the Corporation or an Affiliate, as applicable, for any reason other than Cause, or (ii) due to Participant's resignation;

(d)	"Eligible PSUs" means those PSUs that are determined by the Committee as being eligible to vest on the Vesting Date based on the Achieved Performance Criteria;
(e)	"Grant Date" means the date set forth on the cover page of this Agreement, subject to Section 1.2(dd) of the Plan; and
(f)

"Normal Retirement" means Participant's Termination of Service on or after Participant's attainment of the age of 60 years that is (i) initiated by the Corporation or its Affiliate, as applicable, for any reason other than Cause, or (ii) due to Participant's resignation.

2.

Grant of PSUs. Effective as of the Grant Date specified above, the Corporation hereby grants to the Participant, in accordance with and subject to the terms and conditions of the Plan and this Agreement, PSUs in such number and in respect of such Performance Period as set out above and subject to the achievement of such Performance Criteria and such other terms and conditions as set forth in the Plan and this Agreement including, without limitation, Schedules "A" and "B" hereof.

3.

Dividend Equivalent PSUs. When cash dividends are paid by the Corporation on the Shares between the Grant Date and the Committee Meeting Date, the Corporation shall credit to Participant's account additional dividend equivalent PSUs ("DEUs") with respect to the PSUs in accordance with this Section 3. The number of DEUs (including fractional DEUs) to be credited in respect of each dividend record date will be calculated by dividing the aggregate amount of the cash dividend that would have been paid to the Participant if the PSUs and DEUs outstanding at such dividend record date had been Shares held by the Participant on such dividend record date, by the closing price per Share on the Applicable Exchange on the Trading Day immediately preceding the dividend payment date for such cash dividend. DEUs shall be subject to the same terms and conditions as the PSUs and shall vest and be settled at the same time and in the same manner as the PSUs to which they relate.  Fractional DEUs shall be rounded up to the nearest whole number as of the date of settlement.

4.

Eligible PSUs. On the Committee Meeting Date immediately following the Performance Period, the Committee shall (i) determine whether and, where applicable, the degree to which the Performance Criteria for the Performance Period have been satisfied and constitute Achieved Performance Criteria and (ii) based on the Achieved Performance Criteria, determine the number of Eligible PSUs.

5.

Eligible PSU Payment. Each Eligible PSU represents the right to receive, subject to the terms and conditions of the Plan and this Agreement, either (a) one Share or (b) a cash payment equal to the Fair Market Value of one Share as of the date of settlement, as determined by the Committee in its sole discretion (in each case, the "Eligible PSU Payment"). Notwithstanding any other provision of the Plan or this Agreement to the contrary, the Committee may, in its discretion, determine whether to adjust the Eligible PSU Payment, and where such an adjustment is to be made, the adjustment mechanism in respect thereof.

6.

Vesting of Eligible PSUs. The Participant's Eligible PSUs shall vest and become payable in accordance with Section 12 on the date specified in Schedule "A" (the "Vesting Date") subject to Participant's continued employment with the Corporation or its Affiliate through the Vesting Date and except as otherwise provided in Sections 7, 8, 9 and 10 below.

7.

Effect of Change in Control.  In accordance with Section 10.1(a) of the Plan, in the event of a Change in Control, the PSUs shall vest immediately prior to the time of such Change in Control, except to the extent that the PSUs are replaced with a Replacement Award. If the

PSUs are replaced with a Replacement Award, then from and after the Change in Control, references herein to "PSUs" shall be deemed to refer to the Replacement Award.
8.

Effect of Termination of Service. Upon Participant's Termination of Service prior to the Vesting Date for any reason other than due to Participant's death, Early Retirement, Normal Retirement, or termination without CIC Cause or with Good Reason within the Specified Period following a Change in Control (each of which has the treatment specified below), all PSUs will be forfeited immediately.

(a)

Death Prior to Age 60 or Early Retirement. Upon Participant's (i) death prior to the date that the Participant attains the age of 60 years, or (ii) Termination of Service due to Early Retirement, all Eligible PSUs that become credited to the Participant's account following the end of the Performance Period shall vest in proportion to the number of calendar months (rounded up to the nearest whole number of months) from the Grant Date to the Termination of Service relative to the total number of months from the Grant Date through the latest Vesting Date. All PSUs that do not vest pursuant to the preceding sentence shall be forfeited immediately upon such Termination of Service.

(b)

Death on or After Age 60 or Normal Retirement. Upon Participant's (i) death on or after the date that the Participant attains the age of 60 years, or (ii) Termination of Service due to Normal Retirement, all Eligible PSUs that become credited to the Participant's account following the end of the Performance Period shall vest in full.

(c)

Termination Without CIC Cause or With Good Reason Within the Specified Period. If a Change in Control occurs and the PSUs are replaced with a Replacement Award, then upon Participant's Termination of Service that is (i) initiated by the Corporation or an Affiliate, as applicable, without CIC Cause, or (ii) due to Participant’s resignation for Good Reason, in each case, within the Specified Period following a Change in Control, the Replacement Award shall vest in full.

9.	Effect of Absence.
(a)

Period of Absence. Unless otherwise determined by the Committee, in the event of Participant's Period of Absence, PSUs credited to Participant's account immediately prior to such Period of Absence (including any related DEUs) shall continue to be or become, as applicable, Eligible PSUs in accordance with the provisions of this Agreement and such Eligible PSUs shall vest on the Vesting Date as if the Participant were an active employee on such date; provided that, all unvested PSUs will be forfeited upon the date that is two and one-half months following the end of the year in which Participant is deemed to have a Separation from Service for purposes of Section 409A if Participant has not returned to active employment with the Corporation or an Affiliate by such date.

(b)

Unpaid Leave of Absence. Unless otherwise determined by the Committee, the PSUs shall not vest or become Eligible PSUs during Participant's Unpaid Leave of Absence. If, immediately following an Unpaid Leave of Absence in which the Vesting Date occurs, Participant returns to active employment with the Corporation or an Affiliate, then the PSUs credited to Participant's account shall become Eligible PSUs and such Eligible PSUs shall vest and be paid as if Participant were an active employee during such Unpaid Leave of Absence. If Participant does not return to active employment immediately following such Unpaid Leave of Absence in which the Vesting Date occurs, then all unvested PSUs, regardless of whether such PSUs are or are not Eligible PSUs, shall be forfeited and cancelled upon the last day of such Unpaid Leave of Absence. Notwithstanding the foregoing, if Participant has not returned to active employment with the Corporation or an Affiliate by the last day of the calendar year in which the Vesting Date occurs, then all unvested PSUs shall be forfeited on such last day of such calendar year.

10.

Effect of Blackout Period. Where, for any reason, the Fair Market Value determined as of the Vesting Date would be calculated using a Trading Day that is within a Blackout Period, then the deemed Vesting Date solely for purposes of calculating the Eligible PSU Payment (in the event that the Eligible PSU Payment is in the form of cash) shall be the sixth Trading Day immediately following the end of such Blackout Period to permit the Eligible PSU Payment to be determined based on Trading Days which occur immediately following the end of any such Blackout Period.

11.

Effect of Forfeiture/Failure to Vest. Any PSUs (including DEUs) that do not become Eligible PSUs in accordance with Section 4 or do not vest in accordance with the terms of this Agreement or that are otherwise forfeited shall immediately be cancelled and all of Participant's rights and interests in respect of such PSUs shall thereupon terminate, in all cases, for no consideration. For greater certainty, no amount shall be payable to any Person as damages, compensation or otherwise in respect of the loss of rights and interests in any PSUs (including DEUs) hereunder, whether in connection with a Participant's Termination of Service or otherwise.

12.	Settlement of PSUs.
(a)

Once the Participant's Eligible PSUs have become vested in accordance with the terms of this Agreement, they will be settled within 30 days following the earliest to occur of (i) the Vesting Date, and (ii) any Separation from Service that occurs within the Specified Period following a Change in Control, provided that, if the PSUs granted hereunder constitute a Section 409A Amount, then the clause (ii) will not apply if the Change in Control does not constitute a 409A Change of Control. Notwithstanding the foregoing, if the PSUs become CIC Vested Awards pursuant to Section 10.1(a) of the Plan, they will be settled in accordance with Section 10.1(a) of the Plan.

(b)

Notwithstanding any other provision of the Plan or this Agreement to the contrary, the Committee shall not settle any Eligible RSUs (including DEUs) granted pursuant to this Agreement in Shares unless and until either: (a) the Plan is approved by the Corporation’s shareholders at its 2019 annual general meeting; or (b) the PSUs and DEUs are approved by the Corporation’s shareholders.

13.

Compliance with Law; Tax Withholding. The Corporation's grant of the PSUs or payment of Shares or cash pursuant to the PSUs is subject to compliance with Applicable Law. As a condition of participating in the Plan, Participant hereby agrees to comply with all such Applicable Law and agrees to furnish to the Corporation all information and undertakings as may be required to permit compliance with such Applicable Law. Without limiting the generality of the foregoing, Participant hereby acknowledges and agrees that any payment or settlement to Participant in respect of the PSUs shall be subject to such taxes and other withholdings or deductions as may be required by Applicable Law. The provisions of Section 14.4 (Required Taxes) of the Plan shall apply to the PSUs; provided that, if the Participant is an individual covered under Section 16 of the Exchange Act at the time that a taxable event with respect to the PSUs occurs, then the Corporation's withholding obligations with respect to such taxable event will be satisfied by the Corporation or its Affiliate withholding from the Shares deliverable pursuant to the PSUs a number of Shares having a Fair Market Value on the date of withholding equal to the amount required to be withheld for tax purposes (calculated using the minimum statutory withholding rate, except as otherwise approved by the Committee).

14.

No Right to Continued Employment. Neither the Plan nor any action taken thereunder shall interfere with any right of the Corporation or any Affiliate which employs Participant to terminate Participant's employment at any time.

15.

Incentive Compensation Clawback Policy. Participant acknowledges and agrees that the PSUs (and the grant thereof) and any payment in respect thereof are expressly subject to the terms and conditions of the Corporation's "Incentive Compensation Clawback Policy", attached hereto as Schedule "B", as same may be amended by the Corporation from time to time.

16.

No Rights as a Shareholder. Participant shall have no rights whatsoever as a shareholder in respect of any Shares (including any rights to receive dividends or other distributions from or on the Shares) other than in respect of Shares (if any) distributed to Participant in satisfaction of Participant's vested PSUs in accordance with and in the manner provided for in this Agreement.

17.	Amendment.
(a)	Subject to Section 12.3 of the Plan, this Agreement may be unilaterally amended by the Committee.
(b)

Notwithstanding anything to the contrary in the Plan or this Agreement, if the Plan is not approved by the Corporation’s shareholders at its 2019 annual general meeting, the Corporation may unilaterally amend the terms of this Agreement, without obtaining the consent of Participant, to cause this Agreement to be governed by the Performance Share Unit Plan for Employees of Encana Corporation.

18.

Successors and Assigns. This Agreement shall enure to the benefit of and be binding upon the Corporation and its respective successors and assigns and upon Participant and all other persons claiming or deriving rights through Participant.

19.

Choice of Law. This Agreement and the rights of all parties hereunder and the construction of each and every provision hereof shall be governed by and construed in accordance with the laws of the Province of Alberta, without reference to the principles of conflicts of law, and the federal laws of Canada, as applicable. In the event of a dispute, Participant agrees to submit to the jurisdiction of the courts of the Province of Alberta.

20.	Section 409A.
(a)

The PSUs and this Agreement are intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, to the extent that the PSUs constitute a Section 409A Amount, it is intended that the PSUs and this Agreement be administered in all respects in accordance with Section 409A of the Code. However, Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed upon Participant or for Participant's account in connection with the Plan, the PSUs and/or this Agreement (including any taxes and penalties under Section 409A), and neither the Corporation nor any Affiliate shall have any obligation to indemnify or otherwise hold Participant (or any beneficiary) harmless from any or all of such taxes or penalties.

(b)	Each payment under any of the PSUs shall be treated as a separate payment for purposes of Section 409A of the Code.
(c)	If the PSUs constitute a Section 409A Amount, the following provisions shall apply:

(i)	In no event may Participant, directly or indirectly, designate the calendar year of any payment to be made under the PSUs.
(ii)	Participant will not be considered to have experienced a Termination of Service unless Participant has experienced a Separation from Service.
(iii)

Notwithstanding any other provision of the Plan or this Agreement to the contrary, if Participant is a "specified employee" within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Corporation), to the extent required to avoid the imposition of excise tax or penalties under Section 409A of the Code, Shares subject to the PSUs that would otherwise be payable by reason of Participant's Separation from Service during the six-month period immediately following such Separation from Service shall instead be paid or provided on the first business day following the date that is six months following the U.S. Participant's Separation from Service. If Participant dies following the Separation from Service and prior to the payment of any Shares delayed on account of Section 409A of the Code, such Shares shall be paid or provided to the personal representative of Participant's estate within 30 days following the date of Participant's death.

21.

Personal Information. Participant agrees to the collection, use and disclosure of personal information about Participant (including, without limitation, personal employee information about Participant) (collectively, "Personal Information") by the Corporation or its Affiliates for purposes of administering and managing the grant of the PSUs to Participant hereunder, operation of the Plan and this Agreement and, as applicable, compliance with Applicable Law (the "Purposes").

Without limiting the generality of the foregoing, Participant agrees to the collection, use and disclosure of the Personal Information by the Corporation and its Affiliates from and to such third party service provider(s) as may be retained by the Corporation from time to time to assist with the Purposes ("Service Provider"), as may be reasonably required to fulfil the Purposes, whether verbally (including by telephone), in writing or electronically over the Internet including, without limitation, by e-mail. Participant agrees that any acceptance or consent indicated by Participant in electronic form to any documents provided to Participant by the Corporation or the Service Provider including, without limitation, the Plan and this Agreement shall be the equivalent of original written paper documents and Participant's written acceptance or consent thereto.

Participant further agrees to provide the Corporation and, where necessary, the Service Provider, with all information, including Personal Information, as may be reasonably required to fulfil the Purposes. Participant acknowledges and agrees that the Corporation, an Affiliate and/or the Service Provider (as applicable) may, from time to time, and in accordance with Applicable Laws, disclose Personal Information including, without limitation, in response to regulatory filings or other lawful requests by a government authority or regulatory body, or for purpose of complying with a subpoena, warrant or other order by a court or other party having jurisdiction over the Corporation, an Affiliate or the Service Provider (as applicable) to compel production of same. Participant acknowledges and agrees that the Corporation, an Affiliate or the Service Provider may, as part of their business practices, collect, use and disclose the Personal Information outside of Canada or the United States (as applicable) in respect of the Purposes. Should Participant have any questions regarding the Corporation's collection, use and disclosure of Participant's Personal Information, Participant should contact Encana's Privacy Officer at privacy@encana.com.

22.

Participant understands that by indicating Participant's acceptance of and agreement with the terms of this Agreement (whether electronically or otherwise), Participant confirms Participant has received and reviewed the Plan and this Agreement, which contain legal terms, and that Participant agrees to be bound by the terms of the Plan and this Agreement.

IN WITNESS WHEREOF this Agreement has been executed effective as of the Grant Date.

ENCANA CORPORATION

Mike Williams

Executive Vice-President, Corporate Services

Schedule "A"

1.Vesting Date:

The Vesting Date upon which the Participant's Eligible PSUs shall vest shall be the later of: (i) the third anniversary of the Grant Date; and (ii) the first Committee Meeting Date immediately following the end of the Performance Period and, in any event, shall be prior to December 31st of the calendar year in which the third anniversary of the Grant Date occurs.

For the purposes of this Agreement, "Committee Meeting Date" means the date of the meeting of the Committee held to review matters related to the PSUs, including the Committee's determination of whether and, where applicable, the degree to which the Performance Criteria for the Performance Period have been satisfied and constitute Achieved Performance Criteria, which meeting shall occur at least once annually and, in any event, no later than June 1st of the year immediately following the Performance Period.

2.Performance Criteria:

The performance criteria to be used to determine the extent, if any, of vesting of the PSUs granted hereunder shall consist of the following:

(a)	Relative Total Shareholder Return ("RTSR") (50 percent); and
(b)	PSU Performance Measures (the "PSU Performance Measures") (50 percent), consisting of the following:
(i)	Cash Flow Per Share (25 percent); and
(ii)	Net Debt to Adjusted EBITDA (25 percent)

(collectively, the "Performance Criteria").

In respect of RTSR, the Corporation's performance will be compared to the PSU Performance Peer Group (defined in Section 3 of this Schedule "A"), as measured over the Performance Period.

RTSR shall reflect a relative ranking of the Corporation's compound annual growth rate in equity market value over the Performance Period ("CAGR") as compared to the CAGR of each respective member of the PSU Performance Peer Group over the same period, arranged in ascending order. For purposes of determining CAGR for the Corporation and each PSU Performance Peer Group member during the Performance Period (or otherwise), the following calculation shall be performed:

CAGR = 100 x [(B ÷ A)^.3333 -1], where:

A   =  Commencement Adjusted Share Price: calculated as the average closing price of a share (or in the case of the Corporation, a Share) on the New York Stock Exchange over the thirty (30) calendar days immediately prior to the commencement of the Performance Period (for the Corporation, the Commencement Adjusted Share Price is $[●]); and

B   =  End Adjusted Share Price: calculated as the average closing price of a share (or in the case of the Corporation, a Share), adjusted for dividends paid during the Performance Period, on the New York Stock Exchange over the thirty (30) calendar days immediately prior to and including the last day of the Performance Period.

In respect of the PSU Performance Measures, the Corporation's performance shall be assessed by the Committee at the conclusion of the Performance Period.

For purposes of RTSR, the Corporation's CAGR during the Performance Period shall be measured against the CAGR of members of the PSU Performance Peer Group, calculated at the 90th, 75th, 50th and 25th percentiles, as reflected in the table below.

2019 PSU Grant: Performance/Payout Matrix:

Relative TSR Performance Thresholds
Ranking of Corporation's CAGR Relative to PSU Performance Peer Group	Performance Payout Factor
P90 and Above	200%
P75	150%
P50	100%
P25	50%
Below P25	0%

The maximum Performance Payout Factor for the Performance Period is 200%, which may be applied by the Committee to an Achieved Performance Criteria at or above P90 (or the 90th percentile) of the PSU Performance Peer Group.

For Achieved Performance Criteria between the target percentiles set out above, the Performance Payout Factor shall be calculated by linear interpolation.

Unless otherwise determined by the Committee, in its discretion, Achieved Performance Criteria below P25 (or 25th percentile) will result in none of the PSUs granted hereunder becoming Eligible PSUs in respect of the Performance Period.

3.	PSU Performance Peer Group:

In respect of RTSR, the Corporation's achievement of the Performance Criteria shall be measured in relation to a peer group (the "PSU Performance Peer Group") as may be determined, amended and approved by the Committee from time to time. In respect of the Performance Period, the initial PSU Performance Peer Group shall be as follows:

Anadarko Petroleum Corp.	Antero Resources Corp.
Apache Corp.	Baytex Energy Corp.
Cabot Oil & Gas Corp.	Canadian Natural Resources Ltd.
Chesapeake Energy Corp.	Cimarex Energy Co.
Concho Resources Inc.	Continental Resources Inc.
Crescent Point Energy Corp.	Devon Energy Corp.
Enerplus Corp.	EOG Resources Inc.
Hess Corporation	Marathon Oil Corp.
Murphy Oil Corp.	Newfield Exploration Company
Noble Energy Inc.	Pioneer Natural Resources Co.
Range Resources Corp.	Southwestern Energy Co.
Vermilion Energy Inc.

The Committee may in its discretion amend or modify the PSU Performance Peer Group during the

Performance Period (including by removing a member or adding a new member) including, without limitation, in the event that any member ceases, in the sole discretion of the Committee to constitute a suitable member of the PSU Performance Peer Group.

4.Achieved Performance Criteria:

Unless otherwise determined by the Committee, the Performance Criteria shall be calculated by the Corporation prior to the Vesting Date, following the end of the Performance Period.

On the Committee Meeting Date immediately following the Performance Period, the Committee shall determinate whether and, where applicable, the degree to which the Performance Criteria for the Performance Period have been satisfied and constitute Achieved Performance Criteria.

In respect of RTSR, such assessment shall be relative to the corresponding performance of the PSU Performance Peer Group during the same period. In respect of the PSU Performance Measures, such assessment shall be relative to criteria as may be determined by the Committee. Based on such evaluation, the Committee shall determine whether and the extent to which PSUs granted hereunder may become Eligible PSUs.

Schedule "B"

Incentive Compensation Clawback Policy

By resolution of the Board of Directors (the "Board") of Encana Corporation ("Encana" or the "Corporation"), this Policy is effective as of this 22nd day of October, 2012 (the "Effective Date").

This Policy applies to the President & Chief Executive Officer and each Executive-Vice President of the Corporation and any individual who serves in either such capacity on or following the Effective Date (collectively, the "Executive"). References in this Policy to the "Corporation" include, where applicable, any affiliate thereof.

This Policy has been adopted to enhance the Corporation's alignment with best practices in respect of risk management and executive compensation and shall be, at all times, subject to and interpreted in a manner consistent with applicable laws or the rules of any Applicable Exchange (collectively, "Applicable Rules").

This Policy applies to "Incentive-Based Compensation" which, for the purposes of this Policy, means compensation relating to the achievement of performance goals or similar conditions, excluding salary, perquisites, benefits and pension entitlements, and including, without limitation, any award or grant of or any eligibility, entitlement or gain of, an Executive under the Corporation's: (i) High Performance Results Plan, or any other short-term incentive plan; or (ii) Long-Term Incentive ("LTI") program including, without limitation, Employee Stock Option Plan, Employee Stock Appreciation Rights Plan, Performance Share Unit Plan, Restricted Share Unit Plan and Deferred Share Unit Plan, as each may be amended from time to time (including any time-based grants under any such plans). For greater clarity, this Policy shall not apply to any Incentive-Based Compensation awarded, granted or paid to an Executive prior to the Effective Date.

Where:

▪

the Corporation is required to prepare an accounting restatement due to its material non-compliance with any financial reporting requirement under applicable securities laws (the "Restatement"), (the date upon which the Corporation is required to prepare such Restatement is hereinafter the "Restatement Date");

▪

the Executive received Incentive-Based Compensation referable to the financial years subject to the Restatement in excess of what the Executive would have been paid under the Restatement (the "Overcompensation Amount"); and

▪

the Executive engaged in gross negligence, intentional misconduct or fraud which caused or significantly contributed to the Corporation's material non-compliance with applicable securities laws which resulted in the requirement for the Restatement;

the Board shall be entitled:

▪

where and to the extent the Overcompensation Amount has been previously paid, transferred or otherwise made available to the Executive, to require the Executive, by written demand, to reimburse the Corporation for the Overcompensation Amount; and

▪

where all or a portion of the Overcompensation Amount has not been paid, transferred or otherwise made available to the Executive, the right of the Executive to be so paid or have such benefit transferred or otherwise made available to him or her shall, to the extent required to reimburse the Corporation for such Overcompensation Amount, immediately terminate and be forfeited by the Executive and where required, cancelled by the Corporation to such extent and upon such date as may be specified by the Board; and
▪

to the extent the Overcompensation Amount is not immediately recovered upon demand from the Executive, whether via direct reimbursement, forfeiture and/or cancellation, to require a sufficient quantity or value of any compensation owing by the Corporation to the Executive including, without limitation, any unvested or unexercised awards under the LTIs (the "Outstanding LTIs"), be immediately withheld and/or irrevocably cancelled by the Corporation to compensate for (or set off the value of same against) the Overcompensation Amount or any unrecovered portion thereof, and to bring any other actions against the Executive which the Board may deem necessary to recover the Overcompensation Amount.

The period of time during which the Corporation shall be entitled to seek recovery of the Overcompensation Amount from the Executive shall be three (3) years from the Restatement Date. Recoupment of Overcompensation Amounts under this Policy shall be initiated by the Corporation at the request of the Board, and all amounts recoverable or payable hereunder shall be paid to the Corporation or as directed by the Board.

If Applicable Rules require the Corporation to adopt a policy or provisions relating to the recoupment or recovery of incentive-based or other compensation based on restated financial statements which are inconsistent with or materially differ from this Policy and the Board adopts such policy or provisions to comply with Applicable Rules (the "New Policy"), such New Policy shall replace and supersede this Policy and shall apply to Incentive-Based Compensation granted or awarded to the Executive following the effective date of the New Policy. Subject to Applicable Rules, this Policy shall continue to apply to Incentive-Based Compensation granted or awarded to the Executive prior to the effective date of the New Policy. This Policy may be terminated at any time by the Board.